Exhibit 12.1



       FREEPORT-McMoRan RESOURCE PARTNERS, LIMITED PARTNERSHIP

          Computation of Ratio of Earnings to Fixed Charges



                             Years Ended December 31,
             -----------------------------------------------------------------
                1992          1993          1994          1995          1996
             ----------    ----------    ----------    ----------    ----------
                                  (In Thousands)
Income (loss)
 from continuing
 operations  $   20,211    $ (222,411  ) $   83,966    $  161,408    $  177,301
Add:
  Interest
   expense          869        12,870        33,519        31,518        33,709
  Rental
   expense
   factor(a)      2,371         1,378         3,899         4,011         3,986
             ----------    ----------    ----------    ----------    ----------
             $   23,451    $ (208,163  ) $  121,384    $  196,937    $  214,996
             ==========    ==========    ==========    ==========    ==========

Interest
 expense     $      869    $   12,870    $   33,519    $   31,518    $   33,709
Capitalized
 interest        19,116        11,070             -             -             -
Rental expense
 factor(a)        2,371         1,378         3,899         4,011         3,986
             ----------    ----------    ----------    ----------    ----------
Fixed
 charges     $   22,356    $   25,318    $   37,418    $   35,529    $   37,695
             ==========    ==========    ==========    ==========    ==========


Ratio of
 earnings
 to fixed
 charges(b)        1.0x                c       3.2x          5.5x          5.7X
                   ====                        ====          ====          ====


a.   Portion of rent deemed representative of an interest factor.



b. For purposes of this calculation, earnings are income from continuing operations before fixed charges. Fixed charges consist of interest and that portion of rent deemed representative of interest.



c. Earnings were inadequate to cover fixed charges by $233.5 million.